Exhibit 99.1

Microsoft’s Annual Revenue Surpasses $50 Billion

Double-digit revenue and EPS growth fueled by Windows Vista and the 2007 Microsoft Office system

REDMOND, Wash. — July 19, 2007 — Microsoft Corp. today announced revenue of $13.37 billion for the quarter ended June 30, 2007, a 13% increase over the same period of the prior year. Diluted earnings per share for the quarter were $0.31. Excluding $0.08 of previously announced charges primarily related to Xbox 360™ warranty policies, earnings per share would have been $0.39, an increase of 26% over the same period of the prior year when also adjusted for certain items.

For the fiscal year ended June 30, 2007, Microsoft announced revenue of $51.12 billion, a 15% increase over the prior year. Diluted earnings per share for the year were $1.42. Excluding certain items, earnings per share would have been $1.49, an increase of 17% over the prior year when also adjusted for certain items. $31 billion in cash, or approximately 175% of operating cash flow, was returned to shareholders during the year through share buybacks and dividends.

“Surpassing $50 billion in annual sales is a testament to the innovation and value that our product groups delivered into the marketplace, as well as the outstanding execution by our field sales, marketing teams and partners to bring that value to life with our customers,” said Kevin Turner, chief operating officer at Microsoft. “In fiscal year 2008, we will continue to drive growth through new product offerings, such as Windows Server® 2008, Visual Studio® 2008, SQL Server™ 2008, Office PerformancePoint™ Server 2007, and Microsoft Dynamics™ Live CRM.”

This fiscal year marked the general availability of Microsoft’s flagship products, Windows Vista® and the 2007 Microsoft Office system. Revenue growth was primarily driven by solid customer acceptance of these products, as well as increasing sales of existing products such as SQL Server, Windows Server, Visual Studio, and Xbox 360™ consoles.

“Our results this quarter cap off an extremely strong fiscal year for the company,” said Chris Liddell, chief financial officer at Microsoft. “We have healthy core businesses and are strategically investing in growth opportunities, which will build on our success and contribute to continued double-digit revenue and earnings growth in fiscal year 2008.”

Business Outlook

Microsoft management offers the following guidance for the quarter ending September 30, 2007:

•	Revenue is expected to be in the range of $12.4 billion to $12.6 billion.

•	Operating income is expected to be in the range of $5.0 billion to $5.2 billion.

•	Diluted earnings per share are expected to be in the range of $0.38 to $0.40.

Management offers the following guidance for the full fiscal year ending June 30, 2008:

•	Revenue is expected to be in the range of $56.8 billion to $57.8 billion.

•	Operating income is expected to be in the range of $22.2 billion to $22.7 billion.

•	Diluted earnings per share are expected to be in the range of $1.69 to $1.73.

The foregoing guidance does not include the impact of currently undetermined costs associated with Microsoft’s acquisition of aQuantive, Inc., which is expected to close in the quarter ending September 30, 2007.

Webcast Details

Microsoft will hold an audio webcast at 2:30 p.m. PDT (5:30 p.m. EDT) today with Chris Liddell, senior vice president and chief financial officer, Frank Brod, corporate vice president and chief accounting officer, and Colleen Healy, general manager of Investor Relations, to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/msft. The webcast will be available for replay through the close of business on July 19, 2008.

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Microsoft Corporation

Adjusted Financial Results – Non-GAAP Measures Reconciliation

	Three Months Ended June 30, 2007			Three Months Ended June 30, 2006			Year over Year Growth
($ in millions, except per share amounts)	Operating income	Net income	Diluted earnings per share	Operating income	Net income	Diluted earnings per share	Diluted earnings per share
As reported	$3,989	$3,035	$0.31	$3,881	$2,828	$0.28	11%
Xbox 360™ related charges (a)	$1,057	$749	$0.08
Legal charges (non-tax deductible)				$351	$351	$0.03
As adjusted	$5,046	$3,784	$0.39	$4,232	$3,179	$0.31	26%

	Twelve Months Ended June 30, 2007			Twelve Months Ended June 30, 2006			Year over Year Growth
($ in millions, except per share amounts)	Operating income	Net income	Diluted earnings per share	Operating income	Net income	Diluted earnings per share	Diluted earnings per share
As reported	$18,524	$14,065	$1.42	$16,472	$12,599	$1.20	18%
Xbox 360™ related charges (a)	$1,057	$749	$0.08
Legal charges	$154	$105	$0.01	$758	$523	$0.05
Legal charges (non-tax deductible)				$351	$351	$0.03
Tax benefit		$(195)	$(0.02)		$(108)	$(0.01)
As adjusted	$19,735	$14,724	$1.49	$17,581	$13,365	$1.27	17%

(a)	Charges primarily related to previously announced Xbox 360™ warranty policies

This information has been provided to aid readers of the financial statements in further understanding the Company’s financial performance and the impact that certain items and events had on the financial results may not be indicative of trends affecting the company’s business. For comparability of reporting, management considers this information in conjunction with GAAP amounts in evaluating business performance. The non-GAAP financial measures provided above should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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Forward-Looking Statements

Statements in this release that are "forward-looking statements" are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	challenges to Microsoft’s business model;
•	intense competition in all of Microsoft’s markets;
•	Microsoft’s continued ability to protect its intellectual property rights;
•	claims that Microsoft has infringed the intellectual property rights of others;
•	the possibility of unauthorized disclosure of significant portions of Microsoft’s source code;
•	actual or perceived security vulnerabilities in Microsoft products that could reduce revenue or lead to liability;
•	improper disclosure of personal or business-sensitive data could result in liability or harm Microsoft’s reputation;
•	government litigation and regulation affecting how Microsoft designs and markets its products;
•	Microsoft’s ability to attract and retain talented employees;
•	delays in product development and related product release schedules;
•	significant business investments that may not produce offsetting increases in revenue;
•	changes in general economic conditions that affect demand for computer hardware or software;
•	adverse results in legal disputes;
•	unanticipated tax liabilities;
•	Microsoft’s consumer hardware products may experience quality or supply problems;
•	impairment of goodwill or amortizable intangible assets causing a charge to earnings;
•	changes in accounting that may affect Microsoft’s reported earnings and operating income;
•	Microsoft may not meet its or third-party financial forecasts;
•	exposure to increased economic and regulatory uncertainties from operating a global business;
•	geo-political conditions, natural disaster, cyber-attack or other catastrophic event disrupting Microsoft’s business;

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•	acquisitions and joint ventures that adversely affect the business;
•	limitations on the availability of insurance and resulting uninsured losses;
•	sales channel disruption such as the bankruptcy of a major distributor;
•	implementation of operating cost structures that align with revenue growth; and
•	foreign currency, interest rate, fixed income, equity and commodity price risks.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/msft.

All information in this release is as of July 19, 2007. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, financial analysts and investors only:

Colleen Healy, general manager, Investor Relations, (425) 706-3703

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070,

rrt@waggeneredstrom.com

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft web page at http://www.microsoft.com/presspass on Microsoft’s corporate information pages. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. PDT conference call with investors and analysts, are available at http://www.microsoft.com/msft.

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Microsoft Corporation

Income Statements

(In millions, except per share amount) (Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2007	2006	2007	2006
Revenue	$13,371	$11,804	$51,122	$44,282
Operating expenses:
Cost of revenue	3,237	2,130	10,693	7,650
Research and development	1,948	1,861	7,121	6,584
Sales and marketing	3,329	2,822	11,455	9,818
General and administrative	868	1,110	3,329	3,758

Total operating expenses	9,382	7,923	32,598	27,810

Operating income	3,989	3,881	18,524	16,472
Investment income and other	295	377	1,577	1,790

Income before income taxes	4,284	4,258	20,101	18,262
Provision for income taxes	1,249	1,430	6,036	5,663

Net income	$3,035	$2,828	$14,065	$12,599

Earnings per share:
Basic	$0.32	$0.28	$1.44	$1.21

Diluted	$0.31	$0.28	$1.42	$1.20

Weighted average shares outstanding:

Basic	9,507	10,186	9,742	10,438

Diluted	9,657	10,255	9,886	10,531

Cash dividends declared per common share	$0.10	$0.09	$0.40	$0.35

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Microsoft Corporation

Balance Sheets

(In millions)

	June 30, 2007	June 30, 2006 (1)
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$6,111	$6,714
Short-term investments (including securities pledged as collateral of $2,356 and $3,065)	17,300	27,447

Total cash and short-term investments	23,411	34,161
Accounts receivable, net of allowance for doubtful accounts of $117 and $142	11,338	9,316
Inventories, net	1,127	1,478
Deferred income taxes	1,899	1,940
Other current assets	2,393	2,115

Total current assets	40,168	49,010
Property and equipment, net	4,350	3,044
Equity and other investments	10,117	9,232
Goodwill	4,760	3,866
Intangible assets, net	878	539
Deferred income taxes	1,389	2,611
Other long-term assets	1,509	1,295

Total assets	$63,171	$69,597

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,247	$2,909
Accrued compensation	2,325	1,938
Income taxes	1,040	1,557
Short-term unearned revenue	10,779	9,138
Securities lending payable	2,741	3,117
Other current liabilities	3,622	3,783

Total current liabilities	23,754	22,442
Long-term unearned revenue	1,867	1,764
Other long-term liabilities	6,453	5,287
Commitments and contingencies
Stockholders’ equity:
Common stock and paid-in capital—shares authorized 24,000; outstanding 9,380 and 10,062	60,557	59,005
Retained deficit, including accumulated other comprehensive income of $1,654 and $1,229	(29,460)	(18,901)

Total stockholders’ equity	31,097	40,104

Total liabilities and stockholders’ equity	$63,171	$69,597

(1)	Derived from audited financial statements

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Microsoft Corporation

Cash Flows Statements

(In millions) (Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2007	2006	2007	2006
Operations
Net income	$3,035	$2,828	$14,065	$12,599
Depreciation, amortization, and other noncash items	381	261	1,440	903
Stock-based compensation expense	336	363	1,550	1,715
Net recognized gains on investments	4	(6)	(292)	(270)
Excess tax benefits from stock-based payment arrangements	(22)	(22)	(77)	(89)
Deferred income taxes	(209)	448	421	219
Unearned revenue	7,235	6,081	21,032	16,453
Recognition of unearned revenue	(4,946)	(4,073)	(19,382)	(14,729)
Accounts receivable	(2,775)	(2,439)	(1,764)	(2,071)
Other current assets	582	(577)	232	(1,405)
Other long-term assets	(4)	(37)	(435)	(49)
Other current liabilities	(128)	(76)	(552)	(145)
Other long-term liabilities	913	530	1,558	1,273

Net cash from operations	4,402	3,281	17,796	14,404
Financing
Common stock issued	1,164	192	6,782	2,101
Common stock repurchased	(7,217)	(3,981)	(27,575)	(19,207)
Common stock cash dividends	(952)	(917)	(3,805)	(3,545)
Excess tax benefits from stock-based payment arrangements	22	22	77	89
Other	—	—	(23)	—

Net cash used for financing	(6,983)	(4,684)	(24,544)	(20,562)
Investing
Additions to property and equipment	(820)	(745)	(2,264)	(1,578)
Acquisition of companies, net of cash acquired	(648)	(316)	(1,150)	(649)
Purchases of investments	(7,094)	(5,474)	(36,308)	(51,117)
Maturities of investments	889	977	4,736	3,877
Sales of investments	9,038	7,517	41,451	54,353
Securities lending payable	(290)	1,780	(376)	3,117

Net cash from investing	1,075	3,739	6,089	8,003

Net change in cash and equivalents	(1,506)	2,336	(659)	1,845
Effect of exchange rates on cash and equivalents	6	27	56	18
Cash and equivalents, beginning of period	7,611	4,351	6,714	4,851

Cash and equivalents, end of period	$6,111	$6,714	$6,111	$6,714

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Microsoft Corp.

Segment Revenue and Operating Income / (Loss)

(In millions) (Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
(in millions)	2007	2006	2007	2006
Revenue
Client	$3,808	$3,347	$14,972	$13,089
Server and Tools	3,082	2,691	11,175	9,652
Online Services Business	688	580	2,474	2,299
Microsoft Business Division	4,633	3,905	16,396	14,486
Entertainment and Devices Division	1,159	1,281	6,083	4,756
Unallocated and Other	1	—	22	—

Total revenue	$13,371	$11,804	$51,122	$44,282

Operating Income / (Loss)
Client	$2,818	$2,546	$11,603	$10,297
Server and Tools	1,054	913	3,900	3,035
Online Services Business	(239)	(187)	(732)	(74)
Microsoft Business Division	2,994	2,524	10,838	9,620
Entertainment and Devices Division	(1,199)	(423)	(1,892)	(1,284)
Corporate-Level Activity	(1,439)	(1,492)	(5,193)	(5,122)

Total operating income	$3,989	$3,881	$18,524	$16,472

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Microsoft Corp.

Financial Highlights

Fourth Quarter and Fiscal Year 2007

(All growth percentages are comparisons to the

comparable quarter of fiscal year 2006 or full fiscal year 2006)

This document contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements in this document. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2007	2006		2007	2006
Revenue	$13,371	$11,804	13%	$51,122	$44,282	15%
Operating income	$3,989	$3,881	3%	$18,524	$16,472	12%

Fourth Quarter

Our revenue growth was driven primarily by licensing of the 2007 Microsoft Office system and Windows Vista, both of which became generally available in January 2007, and increased revenue associated with SQL Server, Windows Server, and client access license suites. Foreign currency exchange rates accounted for a $231 million or a two percentage point increase in revenue.

Our operating income growth was driven primarily by the increased revenue and decreased costs for legal settlements and legal contingencies, partially offset by increased cost of revenue associated with Xbox 360 and Windows Vista and increased sales and marketing expenses. Legal costs incurred during the three months ended June 30, 2007 were not significant. In July 2007, we expanded our global Xbox 360 warranty coverage to three years from the date of purchase for a general hardware failure indicated by three flashing red lights. As a result, we recorded a $1.06 billion charge for anticipated costs under the warranty policy, inventory write-downs, and product returns. The increase in sales and marketing expenses was primarily driven by increased headcount-related costs and increased sales support costs from our Enterprise Software Advisor channel partners. Headcount-related costs increased 13%, driven by a 10% increase in headcount over the past twelve months and an increase in salaries and benefits for existing headcount.

Full Fiscal Year

Our revenue growth was driven primarily by licensing of the 2007 Microsoft Office system and Windows Vista, increased revenue associated with SQL Server, Windows Server, and Visual Studio, and increased Xbox 360 console sales. Foreign currency exchange rates did not have a significant impact on consolidated revenue during the year.

Our operating income growth was driven primarily by the increased revenue and decreased costs for legal settlements and legal contingencies, partially offset by increased cost of revenue associated with Xbox 360 and Windows Vista, increased data center costs in our Online Services Business, and increased sales and marketing expenses. The increase in sales and marketing expenses was primarily driven by increased headcount-related costs and marketing costs related to recent product launches. Headcount-related costs increased 15%, driven by a 10% increase in headcount over the past twelve months and an increase in salaries and benefits for existing headcount.

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SEGMENT PRODUCT REVENUE/OPERATING INCOME (LOSS)

In July 2006, we announced a change in our operating segments reflecting the previously announced reorganizations. We have five operating segments: Client, Server and Tools, the Online Services Business (“OSB”), the Microsoft Business Division (“MBD”), and the Entertainment and Devices Division (“EDD”). Prior fiscal year information has been restated to conform to the way we internally managed and monitored performance at the business group level in fiscal year 2007.

The revenue and operating income/(loss) amounts are presented on a basis consistent with U.S. GAAP and include certain reconciling items attributable to each of the segments. Certain corporate-level activity has been excluded from our segment operating results and is analyzed separately.

Client

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2007	2006		2007	2006
Revenue	$3,808	$3,347	14%	$14,972	$13,089	14%
Operating income	$2,818	$2,546	11%	$11,603	$10,297	13%

Client offerings consist of premium edition and standard Windows operating systems. Premium offerings are those that include additional functionality and are sold at a price above our standard versions. Premium offerings include Windows XP Professional, XP Media Center Edition, XP Tablet PC Edition, Vista Business, Vista Home Premium, and Vista Ultimate. Standard Windows operating systems include Windows XP Home and Windows Vista Home Basic. Client revenue growth correlates with the growth of purchases of PCs from OEMs that pre-install versions of Windows operating systems because the OEM channel accounts for approximately 80% of total Client revenue. The differences between unit growth rates and revenue growth rates from year to year are affected by changes in the mix of OEM Windows operating systems licensed with premium edition operating systems as a percentage of total OEM Windows operating systems licensed (“OEM premium mix”), changes in the geographical mix, and changes in the channel mix of products sold by large, multi-national OEMs versus those sold by local and regional system builders.

Fourth Quarter

Client revenue increased primarily reflecting licensing of Windows Vista. OEM revenue increased $424 million or 15% driven by 11% growth in OEM licenses from increased PC unit shipments while revenue from commercial and retail licensing of Windows operating systems grew $37 million or 7%. During the quarter, the OEM premium mix increased 17 percentage points to 72% driven by the demand for Windows Vista Home Premium. Continued PC shipment growth also contributed to the increase in revenue. Based on our estimates, total worldwide PC shipments from all sources grew approximately 11% to 13% driven by demand in both emerging and mature markets.

Client operating income increased primarily reflecting the increased revenue and decreased research and development expenses, partially offset by increased Windows Vista product costs. The decrease in research and development expenses was driven by a decrease in headcount-related costs and reflects the completion of product development on Windows Vista. Headcount-related costs decreased 10%, driven by a 1% decrease in headcount and a decrease in stock-based compensation expense.

Full Fiscal Year

Client revenue increased primarily reflecting licensing of Windows Vista. OEM revenue increased $1.46 billion or 13% driven by 13% growth in OEM license units while revenue from commercial and retail licensing of Windows operating systems increased $422 million or 21%. During the year, the OEM Premium Mix increased 16 percentage points to 68%. Based on our preliminary estimates, total worldwide PC shipments from all sources grew 10% to 12% driven by demand in both emerging and mature markets.

Client operating income increased reflecting the increased revenue and decreased research and development costs, partially offset by increased Windows Vista product costs and increased sales and marketing

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expenses for launch-related programs. The decrease in research and development costs reflects the capitalization of certain Windows Vista software development costs and completion of product development on Windows Vista. Headcount-related costs decreased 3%, driven by a 1% decrease in headcount and a decrease in stock-based compensation expense.

Server and Tools

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2007	2006		2007	2006
Revenue	$3,082	$2,691	15%	$11,175	$9,652	16%
Operating income	$1,054	$913	15%	$3,900	$3,035	29%

Server and Tools offerings consist of server software licenses and client access licenses (“CAL”) for Windows Server, Microsoft SQL Server, and other server products. It also includes developer tools, training, certification, Microsoft Press, Premier and Professional product support services, and Microsoft Consulting Services. Server and Tools concentrates on licensing products, applications, tools, content, and services that make information technology professionals and developers more productive and efficient. The segment uses multiple channels for licensing including pre-installed OEM versions, licenses through partners, and licenses directly to end customers. We sell licenses both as one-time licenses and as multi-year volume licenses.

Fourth Quarter

Server and server application revenue (including CAL revenue) and developer tools, training, and certification revenue increased $239 million or 11%. This increase was primarily driven by increased revenue associated with SQL Server, Windows Server, and CAL suites, and reflects broad adoption of Windows Server products, especially SQL Server which grew over 15%. Consulting, Premier, and Professional product support services revenue increased $152 million or 33% primarily due to higher demand for Premier services in corporate enterprises. Foreign currency exchange rates accounted for a $72 million or a three percentage point increase in revenue.

Server and Tools operating income increased reflecting the increased revenue, partially offset by growth in headcount-related costs and cost of revenue for services. Headcount-related costs increased 12%, driven by an 11% increase in headcount and an increase in salaries and benefits for existing headcount, partially offset by a decrease in stock-based compensation expense. Cost of revenue increased $88 million or 18% reflecting growth in services provided.

Full Fiscal Year

Server and server application revenue (including CAL revenue) and developer tools, training, and certification revenue increased $1.12 billion or 14%. This increase was primarily driven by increased revenue associated with SQL Server, Windows Server, and Visual Studio. The results reflect broad adoption of Windows Server products, especially SQL Server which grew over 20%. Consulting, Premier, and Professional product support services revenue increased $404 million or 24% primarily due to higher demand for Premier services in corporate enterprises. Foreign currency exchange rates accounted for a $165 million or a two percentage point increase in revenue.

Server and Tools operating income increased reflecting the increased revenue, partially offset by growth in headcount-related costs and cost of revenue for services. Headcount-related costs increased 12%, driven by an 11% increase in headcount and an increase in salaries and benefits for existing headcount, partially offset by a decrease in stock-based compensation expense. Cost of revenue increased $243 million or 13% reflecting growth in services provided.

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Online Services Business

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2007	2006		2007	2006
Revenue	$688	$580	19%	$2,474	$2,299	8%
Operating loss	$(239)	$(187)	(28)%	$(732)	$(74)	*

*	Not meaningful

OSB provides personal communications services, such as e-mail and instant messaging, and online information offerings, such as Live Search, and the MSN portals and channels around the world. OSB also provides a variety of online services such as MSN Internet Access, MSN Premium Web Services and OneCare. We earn revenue primarily from online advertising, from consumers and partners through subscriptions and transactions generated from online paid services, and from MSN narrowband Internet access subscribers. We have transitioned to adCenter, our own platform, for online delivery of advertising in the U.S. and certain international markets. We continue to launch new online initiatives and expect to do so in the future. In fiscal year 2007, we launched Windows Live Search and Live.com in 54 international markets, Live Local Search in the U.S. and U.K., beta versions of MSN Soapbox (our expansion of the MSN Video experience), Virtual Earth TM 3D, Windows Live Hotmail, and other offerings.

Fourth Quarter

OSB revenue increased driven primarily by advertising revenue which grew $135 million or 33% to $544 million. This increase was primarily due to growth in advertising for search, home page, email, and messaging services. The increase in advertising revenue was partially offset by a $34 million or 31% decline in access revenue as subscribers continue to migrate to broadband or other competitively priced service providers.

OSB operating loss increased driven primarily by increased cost of revenue which grew $98 million or 42% and increased headcount-related costs as a result of continued search and advertising platform investments. The increase in cost of revenue was primarily driven by increased data center costs, online content expenses, and royalties. Headcount-related costs increased 15%, driven by a 12% increase in headcount and an increase in salaries and benefits for existing headcount.

Full Fiscal Year

OSB revenue increased driven primarily by advertising revenue which grew $314 million or 21% to $1.84 billion. This increase was primarily due to growth in advertising for search, home page, email, and messaging services. The increase in advertising revenue was partially offset by a $156 million or 31% decrease in access revenue. At June 30, 2007, we estimate that OSB had over 310 million active Hotmail accounts and over 280 million Messenger accounts.

OSB operating loss increased driven primarily by increased cost of revenue which grew $352 million or 45% and increased headcount-related costs as a result of continued search and advertising platform investments. The increase in cost of revenue was primarily driven by increased data center costs, online content expenses, and royalties. Headcount-related costs increased 30%, driven by a 12% increase in headcount and an increase in salaries and benefits for existing headcount.

Microsoft Business Division

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2007	2006		2007	2006
Revenue	$4,633	$3,905	19%	$16,396	$14,486	13%
Operating income	$2,994	$2,524	19%	$10,838	$9,620	13%

MBD offerings consist of the Microsoft Office system and Microsoft Dynamics business solutions. Microsoft Office system products are designed to increase personal, team, and organization productivity

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through a range of programs, services, and software solutions. Growth of revenue from the Microsoft Office system offerings, which generate over 90% of MBD revenue, depends on our ability to add value to the core Office product set and to continue to expand our product offerings in other information worker areas such as enterprise content management, collaboration, unified communications, and business intelligence. Microsoft Dynamics products provide business solutions for financial management, customer relationship management, supply chain management, and analytics applications for small and mid-size businesses, large organizations, and divisions of global enterprises. We evaluate our results based upon the nature of the end user in two primary parts—business revenue which includes Microsoft Office system revenue generated through volume licensing agreements and Microsoft Dynamics revenue, and consumer revenue which includes revenue from retail packaged product sales, OEM revenue, and sales of pre-installed versions of Office in Japan.

Fourth Quarter

MBD revenue increased primarily reflecting licensing of the 2007 Microsoft Office system. Revenue from consumer sales increased $127 million or 15% while revenue from business sales increased $601 million or 20%. The increase in business revenue includes a 24% increase in Microsoft Dynamics customer billings. Foreign currency exchange rates accounted for a $112 million or a three percentage point increase in revenue.

MBD operating income increased reflecting the increased revenue, partially offset by increased sales and marketing expenses and cost of revenue primarily associated with the 2007 Microsoft Office system. The increase in sales and marketing expenses reflects increased headcount-related expenses, increased sales support costs from our Enterprise Software Advisor channel partners, and increased launch-related marketing expenses. Headcount-related costs increased 11%, driven by a 6% increase in headcount and an increase in salaries and benefits for existing headcount, partially offset by a decrease in stock-based compensation expense.

Full Fiscal Year

MBD revenue increased primarily reflecting licensing of the 2007 Microsoft Office system. Revenue from consumer sales increased $371 million or 11% while revenue from business sales increased $1.54 billion or 14%. The increase in business revenue includes a 21% increase in Microsoft Dynamics customer billings. Foreign currency exchange rates accounted for a $248 million or a two percentage point increase in revenue.

MBD operating income increased reflecting the increased revenue, partially offset by increased sales and marketing expenses and cost of revenue primarily associated with the 2007 Microsoft Office system. The increase in sales and marketing expenses reflects increased headcount-related expenses, increased sales support costs from our Enterprise Software Advisor channel partners, and increased launch-related marketing expenses. Headcount-related costs increased 10%, driven by a 6% increase in headcount and an increase in salaries and benefits for existing headcount, partially offset by decreased stock-based compensation expense.

Entertainment and Devices Division

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2007	2006		2007	2006
Revenue	$1,159	$1,281	(10)%	$6,083	$4,756	28%
Operating loss	$(1,199)	$(423)	(183)%	$(1,892)	$(1,284)	(47)%

EDD products include the Microsoft Xbox video game console system, PC games, consumer software and hardware products, the Zune digital music and entertainment device, TV platform products for the interactive television industry, and mobile and embedded devices (Windows Mobile software platform, Windows Embedded device operating system and Windows Automotive). The success of video game consoles is determined by console innovation and quality, the portfolio of video game content for the console, online offerings, and the market share of the console. We believe that the functionality of the Xbox 360 console, games portfolio, and online offerings are well-positioned relative to recently launched competitive consoles.

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Fourth Quarter

EDD revenue decreased primarily due to decreased Xbox 360 console sales, partially offset by Zune sales and increased Xbox accessories and video game sales. We shipped 0.7 million Xbox 360 consoles during the fourth quarter of fiscal year 2007, compared to 1.8 million Xbox 360 consoles in the fourth quarter of fiscal year 2006. Since the Xbox 360 console was launched in November 2005, we have shipped 11.6 million consoles. Xbox and PC game revenue decreased $265 million or 28%. Zune, which was launched in November 2006, consumer hardware and software, and TV platforms revenue increased $113 million or 56%. Mobile and embedded devices revenue increased $30 million or 21% driven by sales growth in Windows Mobile software and Windows Embedded operating systems.

EDD operating loss increased primarily due to the $1.06 billion Xbox 360 charge, partially offset by decreased Xbox 360 console manufacturing costs. Headcount-related costs increased 19%, driven by a 9% increase in headcount and an increase in salaries and benefits for existing headcount.

Full Fiscal Year

EDD revenue increased primarily due to increased Xbox 360 console sales, Zune sales, and increased Xbox accessories and video game sales. We shipped 6.6 million Xbox 360 consoles during fiscal year 2007 as compared to 5.0 million consoles during fiscal year 2006. Xbox and PC game revenue increased $650 million or 19% as a result of the increased number of Xbox 360 platform sales, partially offset by decreased sales of the first generation Xbox console and related accessories and video games. Zune, consumer hardware and software, and TV platforms revenue increased $539 million or 65%. Mobile and Embedded Devices revenue increased $138 million or 28% driven by sales growth in Windows Mobile software and Windows Embedded operating systems.

EDD operating loss increased primarily due to the $1.06 billion Xbox 360 charge and Zune launch-related expenses. The increase in operating loss was partially offset by increased Xbox 360 platform sales and decreased Xbox 360 console manufacturing costs. Headcount-related costs increased 15%, driven by a 9% increase in headcount and an increase in salaries and benefits for existing headcount, partially offset by a decrease in stock-based compensation expense.

Corporate-Level Results

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2007	2006		2007	2006
Corporate-level results	$(1,439)	$(1,492)	4%	$(5,193)	$(5,122)	(1)%

Certain corporate-level results are not allocated to our segments. Those results include expenses related to corporate operations associated with broad-based sales and marketing, product support services, human resources, legal, finance, information technology, corporate development and procurement activities, research and development and other costs, and legal settlements and contingencies.

Fourth Quarter

Corporate-level expenses decreased primarily reflecting decreased costs for legal settlements and legal contingencies offset by increased headcount-related costs. We incurred insignificant legal costs during the fourth quarter of fiscal year 2007 and $408 million in the fourth quarter of the prior year which included a €281 million ($351 million) fine imposed by the European Commission in July 2006 related to its 2004 decision in its competition law investigation of Microsoft. Headcount-related costs increased 21%, driven by a 19% increase in headcount and an increase in salaries and benefits for existing headcount.

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Full Fiscal Year

Corporate-level expenses increased primarily driven by increased headcount-related costs offset by decreased costs for legal settlements and legal contingencies. Headcount-related costs increased 25%, driven by a 19% increase in headcount and an increase in salaries and benefits for existing headcount. We incurred $511 million in legal charges during the twelve months ended June 30, 2007, primarily related to antitrust and unfair competition consumer class actions, intellectual property claims, and an extension payment to Sun Microsystems, Inc. under our Limited Patent Covenant and Standstill Agreement. We incurred $1.32 billion in legal charges during the twelve months ended June 30, 2006, which included settlement expense of $361 million related to our settlement with RealNetworks, Inc. as well as other intellectual property and antitrust matters, the European Commission fine of €281 million ($351 million), and an extension payment to Sun Microsystems, Inc.

Cost of Revenue

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2007	2006		2007	2006
Cost of revenue	$3,237	$2,130	52%	$10,693	$7,650	40%
As a percent of revenue	24%	18%	6ppt	21%	17%	4ppt

Cost of revenue includes manufacturing and distribution costs for products sold and programs licensed, operating costs related to product support service centers and product distribution centers, costs incurred to support and maintain Internet-based products and services, warranty costs, inventory write-downs, and costs associated with the delivery of consulting services. Cost of revenue increased in the three months ended June 30, 2007, primarily driven by the Xbox 360 charge and increased Windows Vista product costs. Cost of revenue increased during the twelve months ended June 30, 2007, primarily driven by the Xbox 360 charge, increased Windows Vista product costs, increased OSB data center costs, and costs associated with the growth in consulting services.

Research and Development

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2007	2006		2007	2006
Research and development	$1,948	$1,861	5%	$7,121	$6,584	8%
As a percent of revenue	15%	16%	(1)ppt	14%	15%	(1)ppt

Research and development expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related costs associated with product development. Research and development expenses also include third-party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content. Research and development costs increased primarily due to increased headcount-related costs. Headcount-related costs increased 7% and 8%, respectively, during the three and twelve months ended June 30, 2007, reflecting a 9% growth in headcount and an increase in salaries and benefits for existing headcount, partially offset by a decrease in stock-based compensation expense.

Sales and Marketing

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2007	2006		2007	2006
Sales and marketing	$3,329	$2,822	18%	$11,455	$9,818	17%
As a percent of revenue	25%	24%	1ppt	22%	22%	– ppt

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Sales and marketing expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related costs associated with sales and marketing personnel and advertising, promotions, trade shows, seminars, and other programs. Sales and marketing expenses increased during the three and twelve months ended June 30, 2007, primarily because of increased headcount-related costs and increased marketing costs related to recent product launches. The increase during the three months ended June 30, 2007, also reflects increased sales support costs from our Enterprise Software Advisor channel partners. Headcount-related costs increased 18% and 22%, respectively, during the three and twelve months ended June 30, 2007, driven by an 11% increase in headcount and an increase in salaries and benefits for existing headcount, partially offset by a decrease in stock-based compensation expense.

General and Administrative

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2007	2006		2007	2006
General and administrative	$868	$1,110	(22)%	$3,329	$3,758	(11)%
As a percent of revenue	6%	9%	(3)ppt	7%	8%	(1)ppt

General and administrative costs include payroll, employee benefits, stock-based compensation expense and other headcount-related costs associated with finance, legal, facilities, certain human resources, other administrative headcount, and legal and other administrative fees. General and administrative costs decreased during the three and twelve months ended June 30, 2007, primarily reflecting decreased costs for legal settlements and legal contingencies, partially offset by increased headcount-related costs. We incurred insignificant legal costs during the fourth quarter of fiscal year 2007 and $408 million in the fourth quarter of the prior year which included the €281 million ($351 million) fine imposed by the European Commission. During the twelve months ended June 30, 2007, and 2006, we incurred $511 million and $1.32 billion, respectively, of legal charges primarily related to antitrust and unfair competition consumer class actions, intellectual property claims, and extension payments to Sun Microsystems, Inc. under our existing Limited Patent Covenant and Standstill Agreement. Legal charges in the twelve months ended June 30, 2006 also included settlement expense of $361 million related to our settlement with RealNetworks, Inc. and the European Commission fine. Headcount-related costs increased 14% and 15%, respectively, during the three and twelve months ended June 30, 2007, driven by a 12% increase in headcount and an increase in salaries and benefits for existing headcount.

Investment Income and Income Taxes

Investment Income

Fourth Quarter

The components of investment income and other were as follows:

	Three Months Ended June 30,		Change
(In millions)	2007	2006
Dividends and interest	$301	$383	$(82)
Net gains/(losses) on investments	145	(144)	289
Net gains/(losses) on derivatives	(149)	8	(157)
Other, net	(2)	130	(132)

Investment income and other	$295	$377	$(82)

The decline in dividends and interest income reflects a decline in the average balance of dividend and interest-bearing investments, partially offset by higher interest rates received on our fixed-income investments. The increase in net gains on investments was primarily due to lower other-than-temporary impairments in the current quarter. Other-than-temporary impairments were not significant in the fourth quarter of fiscal year 2007

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and were $317 million in the comparable quarter of the prior fiscal year. Derivative losses in the fourth quarter of fiscal year 2007 were primarily driven by net losses in time value on foreign currency contracts used to hedge anticipated foreign currency revenues. The decline in other gains and losses was primarily driven by gains recognized in the prior period that resulted from the restructuring of joint venture relationships between Microsoft and NBC Universal, Inc. related to MSNBC Cable L.L.C and MSNBC Interactive News, L.L.C.

We lend certain fixed-income and equity securities to increase investment returns. The loaned securities continue to be carried as investments on our balance sheet. Collateral and/or security interest is determined based upon the underlying security and the creditworthiness of the borrower. Cash collateral is recorded as an asset with a corresponding liability.

Full Fiscal Year

	Twelve Months Ended June 30,		Change
(In millions)	2007	2006
Dividends and interest	$1,319	$1,510	$(191)
Net gains on investments	650	161	489
Net losses on derivatives	(358)	(99)	(259)
Other, net	(34)	218	(252)

Investment income and other	$1,577	$1,790	$(213)

The decline in dividends and interest income reflects a decline in the average balance of dividend and interest-bearing investments, partly offset by higher interest rates received on our fixed-income investments. The increase in net gains on investments was primarily due to lower other-than-temporary impairments and gains on sales of fixed-income investments in the current period as compared to losses in the prior period, partly offset by fewer gains on the sale of equity investments. Other-than-temporary impairments were not significant in fiscal year 2007 and were $408 million in fiscal year 2006. Derivative losses in fiscal year 2007 were primarily driven by net losses in time value on foreign currency contracts used to hedge anticipated foreign currency revenues. The decline in other gains and losses was primarily due to gains recognized in the prior period that resulted from the restructuring of the joint venture relationships between Microsoft and NBC Universal, Inc.

Income Taxes

Our effective tax rate for the fourth quarter of fiscal year 2007 was 29% and for full fiscal year 2007 was 30%. The decreased rate for the fourth quarter was due to a higher mix of earnings in low rate tax jurisdictions. The fiscal year 2007 recurring effective tax rate was 31% and was offset by a $195 million reduction resulting from various changes in tax positions taken in prior periods related primarily to favorable developments in an IRS position and multiple foreign audit assessments. Our effective tax rate for the fourth quarter of fiscal year 2006 was 34% and for full fiscal year 2006 was 31%. The increased rate for the fourth quarter of fiscal year 2006 resulted primarily from the European Commission fine of €281 million ($351 million) which was not tax deductible. During the second quarter of fiscal 2006, we recorded a tax benefit of $108 million from the resolution of state audits.

Financial Condition

Cash and equivalents and short-term investments totaled $23.41 billion and $34.16 billion as of June 30, 2007 and 2006, respectively. Equity and other investments were $10.12 billion and $9.23 billion as of June 30, 2007 and 2006, respectively. Our investments consist primarily of fixed-income securities, diversified among industries and individual issuers. Our investments are generally liquid and investment grade. The portfolio is invested predominantly in U.S.-dollar-denominated securities, but also includes foreign-denominated securities in order to diversify financial risk. As a result of the special dividend paid in the second quarter of fiscal year 2005 and shares repurchased, our retained deficit, including accumulated other comprehensive income, was $29.46 billion at June 30, 2007. Our retained deficit is not expected to impact our future ability to operate or pay dividends given our continuing profitability and strong cash and financial position.

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Unearned Revenue

Unearned revenue from volume licensing programs represents customer billings, paid either upfront or annually at the beginning of each billing coverage period, that are accounted for as subscriptions with revenue recognized ratably over the billing coverage period. For certain other licensing arrangements, revenue attributable to undelivered elements, including free post-delivery telephone support and the right to receive unspecified upgrades/enhancements of Microsoft Internet Explorer on a when-and-if-available basis for Windows XP and prior versions, is based on the sales price of those elements when sold separately and is recognized ratably on a straight-line basis over the life cycle of the related product. Other unearned revenue includes services, Microsoft Dynamics business solution products, Xbox Live subscriptions, advertising, and TV platform for which we have been paid upfront and earn the revenue when we provide the service or software, or otherwise meet the revenue recognition criteria.

The components of unearned revenue were as follows:

(In millions)	June 30, 2007	March 31, 2007	June 30, 2006
Volume licensing programs	$9,334	$6,946	$7,661
Undelivered elements	1,839	1,968	2,066
Other	1,473	1,369	1,175

Unearned revenue	$12,646	$10,283	$10,902

Unearned revenue by segment was as follows:

(In millions)	June 30, 2007	March 31, 2007	June 30, 2006
Client	$2,875	$2,684	$2,851
Server and Tools	3,652	2,825	2,910
Microsoft Business Division	5,771	4,341	4,783
Other	348	433	358

Unearned revenue	$12,646	$10,283	$10,902

Unearned revenue as of June 30, 2007 increased $2.36 billion from March 31, 2007, reflecting additions to unearned revenue from multi-year licensing that outpaced recognitions by $2.39 billion, a $129 million decrease in revenue deferred for undelivered elements, and a $104 million increase primarily in unearned revenue for services and subscription services. Unearned revenue as of June 30, 2007 increased $1.74 billion from June 30, 2006, reflecting additions to unearned revenue from multi-year licensing that outpaced recognitions by $1.67 billion, a $227 million decrease in revenue deferred for undelivered elements, and a $298 million increase primarily in unearned revenue for services and subscription services.

The following table outlines the expected recognition of unearned revenue as of June 30, 2007:

(In millions)	Recognition of Unearned Revenue
Three months ended:
September 30, 2007	$4,021
December 31, 2007	3,245
March 31, 2008	2,264
June 30, 2008	1,249
Thereafter	1,867

Unearned revenue	$12,646

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Cash Flows

During the three months ended June 30, 2007, cash flow from operations increased $1.12 billion from the three months ended June 30, 2006, to $4.40 billion due to an increase in cash received from customers driven by the 13% revenue growth, along with a $1.16 billion decrease in cash outflow for other current assets reflecting the fiscal year 2006 spending for inventory and product costs related to Xbox 360. Cash used for financing was $6.98 billion, an increase of $2.30 billion, due to a $3.24 billion increase in common stock repurchases, partially offset by a $972 million increase in cash proceeds from the issuance of common stock. Cash from investing was $1.08 billion, a decrease of $2.66 billion, due to a $2.07 billion decline in our securities lending activity where cash collateral is received from the counterparty along with $407 million from increased acquisitions of companies and additions to property and equipment.

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